Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

Cantaloupe Systems, Inc.	Delaware

Stitch Networks Corporation	Delaware

USAT Capital Corp LLC	Pennsylvania